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                                                                    Exhibit 10.2

                          GOLD BANC CORPORATION, INC.

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into effective as of the 1st day of January, 2000 (the "Effective Date"), by and between MALCOLM M. ASLIN (referred to herein as "Employee") and GOLD BANC CORPORATION, INC. (referred to herein as "Employer").

     WITNESSETH:

     1. EMPLOYMENT. Employee has previously been providing employment for Employer. This Agreement will memorialize the terms upon which Employer will continue to employ Employee to provide services in an executive position on behalf of Employer as provided hereinafter. This Amended and Restated Employment Agreement supersedes any and all other agreements between Employer and Employee pertaining to employment including, specifically, that certain Employment Agreement dated February 10, 1999.

     2. TERM. This Agreement is effective as of the Effective Date and shall continue for a rolling two (2) year term unless earlier terminated as hereinafter provided. At all times, this Agreement shall be deemed to have a two
(2) year term from any date that occurs within the term of this Agreement subject only to the termination provisions set forth in Section 6 hereinafter.

     3. COMPENSATION AND FRINGE BENEFITS. Employee shall receive base compensation as established from time to time by the Board of Directors of the Corporation. Such compensation shall be payable in periodic installments at the same time other employees of Employer are paid. Such compensation shall be reviewed not less often than annually by Employer throughout the term hereof. Additionally, Employee shall continue to participate in the executive performance incentive program maintained by Employer. Further, Employee shall be entitled to such additional incentive compensation as may be awarded from time to time by the Board of Directors throughout the term of Employee's employment with Employer.

     Employee shall participate in fringe benefit programs as maintained from time to time by Employer in accordance with the terms of such plans. Employee acknowledges that such plans may be modified or terminated from time to time at the discretion of the Board of Directors of Employer. Certain fringe benefits, such as the grant of stock options, may be memorialized by a separate agreement. To the extent any such separate agreement is executed, it shall be interpreted consistent with the terms hereof.

     4. DUTIES; EXTENT OF SERVICES. Employee shall serve as President of Employer. Employee will discharge duties commensurate with such positions and, in addition, Employee will perform such other duties as assigned to him by the Chief Executive Officer of Employer. Throughout the term of Employee's employment with Employer, as long as Employee is serving as President, Employee shall be entitled to serve as a member of the Board of Directors of

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Employer. If Employee ceases serving as President of Employer, regardless of whether or not Employee's employment terminates, Employee shall have no further contractual right to serve as a member of the Board of Directors of Employer. Employee shall be obligated to devote the amount of time necessary in discharging his duties hereunder to fulfill all obligations of his position. During the term of this Agreement, Employee agrees not to engage in any other business activity which would be in conflict with the performance of his duties on behalf of Employer.

     5. EXPENSES. Employee's reasonable business expenses, including business mileage reimbursement, shall be reimbursed by Employer subject to any expense reimbursement policies maintained by Employer. In addition, Employer will provide to Employee a $350.00 per month automobile allowance throughout the term hereof and shall pay to Employee the sum of $450.00 per month throughout the term hereof representing a reimbursement of the estimated business portion of country club dues for Employee.

     6. TERMINATION. Either party hereto may terminate this Agreement without cause by giving thirty (30) days written notice to the other party. Such notice need not specify a reason for such termination, but must be given in accordance with the terms of this Agreement not less than thirty (30) days prior to the effective date of termination.

     Further, the Employer may terminate this Agreement for "cause" without notice. "Cause" shall be deemed to exist if (i) Employee dies during the term of employment hereunder; (ii) Employee is convicted of a felony or misdemeanor which materially injures the business reputation of the Employer (in the sole and absolute discretion of the Employer); (iii) Employee breaches any material terms of this Agreement and fails to cure same within thirty (30) days of the receipt of notice from Employer specifying the alleged breach and steps required to cure same; or (iv) Employee fails to perform his employment duties on behalf of Employer and fails to cure same within thirty (30) days of receipt of written notice specifying the steps necessary to cure such inadequate performance of duties.

     Except as set forth in this paragraph, in the event of the termination of Employee's employment, Employee shall receive compensation through the effective date of termination of employment and shall be entitled to no further compensation or benefits thereafter. However, it is understood and agreed that if this Agreement is terminated by Employer other than for "cause" (as hereinabove defined) at any time during the term of this Agreement (from and after the Effective Date), Employer will continue to pay the base compensation referenced in Section 3 above for a period of two (2) years from the effective date of termination of employment. However, except as otherwise set forth herein, if (i) Employee voluntarily terminates this Agreement at any time or
(ii) Employer terminates this Agreement for "cause" (as hereinabove defined) at any time during the term of this Agreement, no continuing payments will be made and Employee shall receive compensation and benefits only through the effective date of termination of this Agreement.

     Further, notwithstanding anything herein contained to the contrary, if a "Change of Control" (as hereinafter defined) occurs during the term of this Agreement and Employee's employment with Employer terminates for any reason (other than Employee's death) at any time within twelve (12) months after the Change of Control is consummated, then Employer shall pay

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to Employee in one lump sum, in cash, within ten (10) business days after the effective date of the termination of this Agreement, an amount equal to two times the annual base compensation in effect for Employee as of the date the Change of Control is consummated; provided, however, that if and to the extent payment of such lump sum would not be deductible by Employer for federal income tax purposes by reason of application of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), then payment of that portion due Employee after a Change of Control shall be deferred until the earliest date upon which payment can be made without being non-deductible under Section 162(m) of the Code. Interest shall accrue on the deferred portion of such payment at the federal short-term rate prescribed under Section 1274(d)(1)(C)(i) of the Code, compounded annually. Further, if the payment due Employee hereunder in the event of a Change of Control (either standing by itself or in conjunction with other payments to which Employee is entitled from Employer) would constitute a "parachute payment" (as that term is defined in Section 280G(b)(2) of the Code), such payments shall be reduced to the largest amount that Employee may receive without imposition of the excise tax imposed by Section 4999 of the Code. However, no payment under this paragraph shall be due if Employee's employment with Employer terminates within twelve (12) months after the Change of Control is consummated if such termination is as a result of Employee's death.

     A "Change of Control" shall be deemed to have occurred under any one of the following circumstances:

          i.)   There is any Change of Control of Employer of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended from time to time, or any successor statute (the "Exchange Act"), whether or not Employer is then subject to such reporting requirement; or

          ii.) At the time individuals who, as of the commencement of the term of this Agreement constitute the Board of Directors of Employer, cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any person becoming a director subsequent to the date hereof whose election or nomination for election by the shareholders of Employer was approved by a vote of at least three-fourths of the directors currently comprising the Board shall be, for purposes of this paragraph, considered as though such person was a member of the current Board of Directors unless such director was elected as a result of an actual or threatened solicitation of proxies by any Person (as hereinafter defined) in which event such director shall not be deemed to be a member of the Board of Directors as of the commencement of the term of this Agreement; or

          iii.) Upon the approval by the shareholders of Employer of a plan of liquidation or dissolution of Employer or the sale of all or substantially all of the assets of Employer; or

          iv.) Any person becomes a Beneficial Owner (as hereinafter defined) of shares of one or more classes of stock of Employer representing twenty percent (20%) or more of the total voting power of Employer's then outstanding voting stock.

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For purposes of this Agreement, "Person" shall mean any corporation, partnership, firm, joint venture, association, individual, trust or other entity, but does not include Employer or any of its wholly owned or majority owned subsidiaries, employee benefit plans or related trusts. The term "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended from time to time, or any successor rule.

     If Employee remains employed by Employer after the Change of Control and such employment is not terminated within twelve (12) months after the effective date of the Change of Control has occurred (or is terminated as a result of death of Employee), then no payment as a result of such Change of Control shall be made to Employee and the terms of this Agreement shall continue to control.

     Employee further agrees that if he is requested to remain as an employee of Employer as a condition imposed by the parties involved in the Change of Control, Employee agrees to remain employed by Employer for up to six (6) months after the effective date of such Change of Control as long as the annual base salary to be paid to Employee for that six (6) month period is not less than the base salary in effect immediately prior to the consummation of the Change of Control and as long as other benefits provided during such six (6) month period are comparable to the benefits Employee is receiving from Employer as of such date.

     7. COVENANT NOT TO COMPETE. In consideration for the provisions contained in this Amended and Restated Employment Agreement, Employee agrees to enter into the restrictive covenant contained in this section. Specifically, Employee acknowledges and agrees that because of Employee's unique position as a key employee of Employer, Employee's competition with Employer could result in irreparable harm to Employer. Accordingly, Employee agrees that throughout the term of Employee's employment with Employer and continuing for a period of two
(2) years following the termination of such employment, regardless of the reason for such termination, Employee shall not compete, directly or indirectly, with the Employer by providing services for or obtaining an ownership interest in any bank, bank holding company, savings bank, trust company, savings and loan association or similar financial institution which maintains a facility within a seventy-five (75) mile radius of the location of the principal office out of which Employee provides services for Employer. The restrictions contained in the immediately preceding sentence shall apply to Employee in his status as a principal, agent, employee, employer, investor (except for investments of not greater than two percent (2%) of the total outstanding shares in any publicly traded company engaged in banking), consultant, independent contractor, shareholder, partner, owner, member, officer, director or in any other individual or representative capacity whatsoever. However, the restrictions contained in this paragraph shall not preclude Employee from providing services for or obtaining an ownership interest in any entity which provides banking services which would compete with Employer if (i) the gross income from such banking services represents on an annual basis less than twenty-five percent (25%) of the gross income of such entity determined on a consolidated basis and
(ii) the total assets of such banking operation are less than Five Hundred Million Dollars ($500,000.00). An "entity" as that term is used in the immediately preceding sentence shall include as one entity any and all entities within a consolidated group which are eligible to file a consolidated income tax return or whose existence is ignored for federal income tax purposes. For purposes of this

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provision, "banking services" shall include services generally provided by a state or federally chartered bank, savings bank or savings and loan association.

     Employee specifically acknowledges and agrees that the terms of this restrictive covenant are reasonable and are reasonably necessary to protect the valid business interests of the Employer. Accordingly, if any provision of this restrictive covenant is deemed unenforceable by any court of competent jurisdiction, it is specifically intended by the parties hereto that it shall be enforced to the extent same is deemed reasonable. In the event of the breach of any of the terms hereof by Employee, Employee specifically acknowledges and agrees that the Employer shall be entitled to enforce the terms hereof by an action at equity. If the Employer seeks to specifically enforce the terms hereof, then Employee waives any requirement that the Employer be required to post a bond with respect thereto. Further, if Employee breaches any terms of this restrictive covenant, the Employer shall be entitled to an accounting of and a repayment of all profits, compensation, commissions, benefits or other remuneration which Employee directly or indirectly receives or may receive as a result of any such breach. Such remedy shall be in addition to and not in lieu of any injunctive relief or other remedies to which the Employer may be entitled to at law, in equity or hereunder. All of the Employer's remedies for the breach of this restrictive covenant shall be cumulative in the pursuit of any one remedy provided herein or otherwise shall not be deemed to exclude any and all other remedies to which the Employer may have a right to pursue.

     Further, if Employee breaches the terms of this restrictive covenant, then the term during which this restrictive covenant applies shall be extended for the period of time that Employee was engaged in a breach of the terms hereof.

     8. WAIVER OF BREACH. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach by any party.

     9. BINDING ON HEIRS. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors, heirs, personal representatives and assigns.

     10. CONFIDENTIALITY. Employee acknowledges and agrees that in the conduct of his employment duties for Employer, he will be exposed to documentation and information which constitutes confidential and proprietary information of Employer, including confidential information pertaining to customers of Employer. All such confidential and proprietary information is referred to herein as the "Confidential Information". Confidential Information shall include, not by way of limitation, all information pertaining to the operation of Employer including financial information, marketing plans, contracts, correspondence, bids or proposals to customers and potential customers, other customer communications, software programs, business plans, acquisition plans, identity of acquisition targets, terms of any proposed acquisitions, analysis of appropriate pricing for proposed acquisition targets and related business documents. Confidential Information shall also include all information pertaining to any customer of Employer including any financial information of any such customer and the terms of any agreements between such customer and Employer.

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     Employee agrees that throughout the term of this Agreement and continuing at all times thereafter, Employee shall not use any Confidential Information for any purpose other than the performance of Employee's duties on behalf of Employer. No copies of any Confidential Information shall be removed from the premises of Employer without the express written consent of another officer of Employer. No copies of any of the Confidential Information nor any information contained in any of the Confidential Information shall be shared with any third party or used by Employee on Employee's own behalf or on behalf of any third party except in connection with the performance of Employee's duties on behalf of Employer. At the time of termination of employment, Employee agrees that all copies of any and all corporate documents including all Confidential Information shall be returned to Employer and Employee shall retain no such documents or information.

     11. AMENDMENT. This Agreement may be amended only by a writing signed by both parties hereto.

     12. GOVERNING STATE LAW. The terms of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Kansas.

     13. NOTICES. Any notices required or permitted hereunder must be in writing and shall be deemed given on the date they are hand delivered or, if mailed, one day after the date they are deposited in the United States mails, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

     If to Employee:                    Malcolm M. Aslin
                                        11301 Nall
                                        Leawood, KS 66211

     If to Employer:                    Gold Banc Corporation, Inc.
                                        11301 Nall
                                        Leawood, KS 66211
                                        Attn.: President

Either party hereto may give notice to the other party of a change in address to which all notices should be sent at any time during the term hereof.

     14. SUPERSEDING AGREEMENT. This Agreement supersedes any and all prior Employment Agreements between Employer (or any subsidiary of Employer) and Employee, whether or not the term of such previous agreements has expired.

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     IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.

                                                /s/ Malcolm M. Aslin
                                                --------------------------------
                                                Malcolm M. Aslin

                                                EMPLOYEE

                                                GOLD BANC CORPORATION, INC.

                                                By  /s/ Michael W. Gullion
                                                    ----------------------------
                                                        Michael W. Gullion
                                                        Chairman of the Board

                                                EMPLOYER

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